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                                                                     EXHIBIT 3.0

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                           LILLIAN VERNON CORPORATION

Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         We, Lillian Vernon, Chairman of the Board of Directors, and Susan C. Handler, Secretary of Lillian Vernon Corporation, a corporation organized and existing under the Laws of the State of Delaware (the "Corporation"), do hereby certify as follows:

         FIRST: The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on May 21, 1987.

         SECOND: The Certificate of Incorporation of the Corporation, Article Fourth, is hereby amended to read as follows:

                  "FOURTH:

                  (a) The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock". The total number of shares the Corporation is authorized to issue is one hundred two million (102,000,000) consisting of two million (2,000,000) shares of Preferred Stock and one hundred million (100,000,000) shares of Common Stock. The Preferred Stock and the Common Stock shall each have a par value of $0.01 per share, and the aggregate par value of all shares of Preferred Stock shall be $20,000 and all shares of Common Stock shall be $1,000,000.

                  (b) The shares of Preferred Stock maybe issued from time to time in one or more series. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of

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         Preferred Stock in one or more series, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                  (a) The number of shares constituting that series and the distinctive designation of that series;

                  (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights or priority, if any, of payment of dividends on shares of that series;

                  (c) Whether that series shall have voting rights, in addition to the voting rights provided by law; and, if so, the terms of such voting rights;

                  (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                  (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                  (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment on shares of that series; and
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                  (h) Any other relative or participating rights, preferences and limitations of that series.

         THIRD: This amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, we have signed the Certificate and caused the corporate seal of the Corporation to be affixed as of this 21st day of July, 1999.


                                             /s/ Lillian Vernon
                                             -----------------------------------
                                             Lillian Vernon, Chairman of the
                                             Board of Directors


Attest:

/s/ Susan C. Handler
-----------------------------
Susan C. Handler, Secretary